Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy elects new board member as long-time board member retires

Minneapolis (June 24, 2020) – Xcel Energy has elected a new board member, effective immediately.

Charles Pardee, who goes by Chip, brings over 38 years of experience in the energy industry, having held leadership roles in both nuclear and non-nuclear operations. He currently serves as president of Terrestrial Energy, USA in Connecticut. He is also the chair and director of the Committee on Nuclear Power for the Emirates Nuclear Energy Corporation in the United Arab Emirates. He also sits on the nuclear safety advisory board for the Tokyo Electric Power company.

Previously, Pardee was chief operating officer of the Tennessee Valley Authority, overseeing operations, financial management, strategic planning, and regulatory management, among other responsibilities. He spent 12 years with Exelon Corporation where he held leadership roles as chief operating officer and chief nuclear officer, among others. He has worked with several other energy companies, including Florida Power Corporation, Carolina Power and Light, as well as the Institute of Nuclear Power Operations.

Pardee is an expert in risk management, plant operations, financial stewardship, environmental governance and board oversight. He graduated from Harvard Business School’s Advanced Management program and holds a B.S. in Marine Engineering Systems from the United States Merchant Marine Academy. He served as Lieutenant in the U.S. Navy for nine years.

“We are delighted to welcome Chip to our Board of Directors and look forward to the vast experience and knowledge he will bring to our organization,” said Ben Fowke, chairman and CEO of Xcel Energy. “He is an exceptional leader and will be a true asset to our board.”

Patricia Sampson has announced her retirement from the board of directors after 35 years. She is the CEO and president of The Sampson Group, Inc., a management development and strategic planning consulting business. She previously served as CEO of the Greater Minneapolis Area Chapter of the American Red Cross.

“We can’t thank Pat enough for her tireless service to the Xcel Energy board of directors, where she served on all four of our committees, most recently on both the audit and the finance committees,” said Fowke. “We have benefited greatly from her experience and counsel and we wish Pat all the best in her future endeavors.”

Sampson will step down from the board on June 30.

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About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.